Versão Inglês / English Version

1.           OBJECTIVE

1.1.        This Related Party Transactions Policy ("Policy") aims to establish the rules and procedures to be observed by BRF S.A. ("BRF" or "Company"), its Subsidiaries, and all their respective employees, managers and relevant shareholders, in transactions between related parties and situations involving conflicts of interest, with the purpose of ensuring that the Company's decisions are taken in the best interest of BRF and its shareholders, also guaranteeing transparency to shareholders, investors and the market in general and equal treatment with suppliers and customers, in accordance with the best corporate governance practices.

2.           SCOPE

2.1 This Policy applies to BRF S.A. and its direct or indirect Subsidiaries, located in Brazil and abroad.

3.           ROLES AND RESPONSIBILITIES

3.1.      BOARD OF DIRECTORS

3.1.1 In addition to the other duties imposed by applicable legislation and by the Company's Bylaws, the Board of Directors is responsible for the following:

(i)           approving the Related Party Transactions, pursuant to Section 4.3.1 (iii) "a" of this Policy;

(ii)          approving and revising this Policy and its amendments to fit its purpose;

(iii)         analyzing and questioning the Executive Board of the Company or its Subsidiaries whenever it believes that the Policy is not being properly applied; and

(iv)        whenever it is understood that a Related Party Transaction constitutes a material act or fact, that is, it is information whose content should be disclosed to the market, send a request to the Investor Relations Officer to promote the wide disclosure of such Related Party Transaction.

3.2.      EXECUTIVE COMMITTEE

3.2.1. The Company's Executive Committee (formerly the Executive Board) and the Executive Officers of its Subsidiaries shall comply with and execute this Policy, approving the Related Party Transactions according to their competence, pursuant to Clause 4.3.1 (iii) "b", as well as the processes for monitoring and disclosing the terms

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON JUNE 28, 2019

7.           Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 7, pages 24 and 25, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, June 28, 2019.

Carlos Eduardo de Castro Neves Secretary

Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on June 28, 2019.

as well as whether there is an impeding risk and recommending, when applicable, analysis of an alternative scenario to mitigate the risks.

3.5.      INSTITUTIONAL, LEGAL AND COMPLIANCE VICE PRESIDENT

3.5.1 The Company's Institutional, Legal and Compliance Vice President shall be responsible for advising the Board of Directors and/or the Company's Executive Committee on the analysis of information and documents related to Related Party Transactions, including contracts, reports and related financial and accounting documents.

3.5.1.1. Compliance Department

(i)           send periodically the Related Party Declaration to the Key Persons of the management to collect information about the individuals or legal entities related to them and about any transactions between them and the Company, being the responsibility of the Key Person of the management to obtain such information. The Compliance Department will keep a register of these Related Parties that will be registered in the Company's registration system;

(ii)          periodically monitor whether Related Party Transactions have followed the flow established in this Policy and submit proof of such control to the Audit and Integrity Committee; and

(iii)         Conduct training of Key Persons in relation to this Policy.

3.5.1.2. Legal Department

(i)           Whenever any person reports a transaction, they are aware of and that may qualify as a Related Party Transaction, the Legal Department shall be responsible for issuing opinions to determine whether the reported transaction in fact constitutes a Related Party Transaction subject to the procedures of this Policy.

3.6.      FINANCE AND RISK MANAGEMENT COMMITTEE

3.6.1 Evaluate the economic and financial aspects of the Related Party Transaction, in accordance with the measures set forth in Clause 4.3.1(iv), and may request from the management bodies any additional information that it deems necessary with respect to a given Related Party Transaction.

3.7.      INTERNAL AUDIT

3.7.1 According to its scope of action, the Company's internal audit area shall evaluate the application and effectiveness of this Policy.

3.8.      AUDIT AND INTEGRITY COMMITTEE

3.8.1. In addition to the other duties imposed by applicable legislation and by the Company's Bylaws, the Audit and Integrity Committee is responsible for:

(i)           evaluating and monitoring, together with management and the Company's internal audit area, the adequacy of Related Party Transactions carried out by the Company or its Subsidiaries, and their respective evidence, in accordance with the measures provided for in Clause 4.3.1 (iv);

(ii)          periodically reviewing compliance with this Policy and with the other policies of hiring rules of the Company and its Subsidiaries, issuing any recommendations and improvements to the corporate governance process of the Company and its Subsidiaries as necessary;

(iii)         analyzing, on a quarterly basis, and report to the Board of Directors, all the Ordinary Transactions with Related Parties carried out by the Company and its Subsidiaries in the period; and

(iv)        evaluating, monitoring and recommending the correction or improvement of the Related Party Transactions Policy to the Board of Directors.

3.9.      SUPERVISORY BOARD

3.9.1 The Company's Supervisory Board is responsible for analyzing and verifying whether the Related Party Transactions are being contracted and disclosed correctly and adequately in the financial statements of the Company and its Subsidiaries.

3.10.   DEMANDING AREAS OF RELATED PARTY TRANSACTIONS

3.10.1. As soon as a Related Party Transaction is identified, after consulting the registration system and the Institutional, Legal and Compliance Vice Presidency, the requesting area of the related party transaction shall submit the contracting (or contracting) to the approval of the Executive Committee or the Board of Directors, depending on the amount involved, as defined in Clause 4.3.1 (iii), providing at least the information established in Clause 4.3.1 (iv).

4.           GUIDELINES

4.1.      DEFINITIONS

4.1.1 For purposes of this Policy, in accordance with Accounting Technical Pronouncement CPC No. 5 (R1) ("CPC 05"), as amended, approved by the Brazilian Securities and Exchange Commission ("CVM") through Resolution No. 642/2010, the Related Party is considered the individual or legal entity that is related to the Company and/or any of its Subsidiaries, as indicated below:

(i)           A natural person, or a Close Family Member of that person, if they:

a.            has full or shared Control of the Company or any of its Subsidiaries;

b.           has a Significant Influence on the Company or any of its Subsidiaries; or

c.            are a Key Person of the Company's management, of any of its Subsidiaries or of the Company's Parent Company.

(ii)          A legal entity, if they:

a.            are part of the same economic group as the Company or any of its Subsidiaries;

b.           is an Affiliate, Controlled Company or Parent Company of the Company or of any of its Subsidiaries;

c.            the Company or any of its Subsidiaries is under the joint control (joint venture) of a third-party legal entity or of one or more persons;

d.           has a Significant Influence on the Company or suffers Significant Influence from the Company;

e.           is an Affiliate or Controlled Company (joint venture) of a third-party legal entity belonging to the same economic group as the Company or any of its Subsidiaries;

f.            is under joint Control (joint venture) of a third-party legal entity of which the Company is an affiliate;

g.           maintains or is a post-employment benefit plan whose beneficiaries are the employees of the Company and of the legal entity itself;

h.           is directly or indirectly controlled, fully or under joint control, by any person referred to in item (i) above;

i.             any person identified in item "(i)" "a" above exercises Significant Influence on the legal entity or is a Key Person in the management of the legal entity;

j.             the legal entity, or any legal entity of the economic group to which it belongs, provides management Key Person services to the Company or to the Parent Company of the Company.

(iii)         In the context of this Policy, a legal entity is not a Related Party simply because a Key Person of the Company's management, or of any of its Subsidiaries, exercises Significant Influence over the legal entity.

4.1.2.  For the purposes of this Policy, terms beginning with capital letters and their variations will have the meanings attributed to them in this Clause:

(i)           "Market Conditions" are those conditions for which the following principles and conditions have been observed during trading, which together will guarantee the exchange of transactions:

(a) competitiveness (prices and conditions of services compatible with those practiced in the market);

(b) compliance (adherence of the services rendered to the contractual terms and responsibilities practiced by the Company, as well as to the adequate information security controls);

(c) transparency (adequate reporting of the conditions agreed upon with its proper application, as well as their impact on the Company's financial statements);

(d) fairness (establishment of mechanisms to prevent discrimination or privileges and practices that ensure that insider information or business opportunities are not used for the benefit of individuals or third parties); and

(e) For transactions carried out between two parties located in different countries and states, the "market value" must also be formed taking into consideration the transfer pricing and taxation rules applicable in each of the jurisdictions of the related parties involved in the negotiation.

(ii)          "Affiliate" means the legal entity over which the Company has a Significant Influence and which is not a Subsidiary or Joint Venture;

(iii)         "Control" is the power to directly or indirectly conduct of business and the financial and operating policies of a legal entity and to use this power to affect the value of its returns.  "Parent company" is the legal entity that exercises Control over one or more legal entities. " Subsidiary" is the legal entity that is under the Control of another legal entity;

(iv)        "Significant Influence" is the power to participate in the financial and operating policy decisions of a legal entity, but without individual or joint control of those policies. Significant influence is presumed to exist when the entity owns 20% or more of the voting stock or shares in the investee;

(v)         "Close Family Member" means those family members of a particular person who can be expected to exert influence on or be influenced by that person, such as: (a) the children and/or dependents of such person; (b) the spouse or partner of such person; (c) the children and/or dependents of such person's spouse or partner; (d) the inbred ascendants up to the first degree of such person; (e) siblings.

(vi)        "Key Persons" of a legal entity's management are those individuals who have authority and responsibility for the planning, direction and control of the activities of the legal entity, directly or indirectly, including any manager (namely, the members of the board of directors, members of the supervisory board, external members of the advisory committees, the statutory directors, the president and vice-presidents and the directors) of the legal entity;

(vii)       "SEC" means the Securities and Exchange Commission of the United States of America;

(viii)      "Subsidiaries" means the legal entities directly or indirectly Controlled by the Company; and

(ix)        "Related Party Transaction", pursuant to CPC 05, as amended, approved by CVM through Resolution No. 642/2010, is the transfer of funds, services, rights or obligations between the Company (or any of its Subsidiaries) and a Related Party, regardless of whether a price is charged in return.

4.2.      DEFINITION OF SITUATIONS INVOLVING CONFLICTS OF INTEREST BETWEEN RELATED PARTIES

4.2.1 For the purposes of this Policy, and in accordance with the Corporate Conflict of Interest Policy, a "Conflict of Interest" is a situation in which there is an interference of the personal interests of an individual or a legal entity, which is a Related Party of the Company, directly or indirectly, in the decision making, judgment or performance of its professional duties at the Company. Such situations may be incompatible with the interests of the Company.

4.2.2 A Conflict of Interest situation may result in the reduction of the level of professionalism and independence with which the individual or legal entity acts on behalf of the Company, and as a consequence, the interests and/or reputation of BRF may be damaged.

4.2.3 A Conflict of Interest may be considered actual, potential or apparent, as defined in the Conflict of Interest Policy.

4.2.4 In view of the provisions in the Clauses above, the Company seeks, through this Policy, to ensure that all decisions involving the Company and its Subsidiaries that may confer a private benefit to any of its managers, employees and Related Parties, are taken with total fairness, respecting the interests of the Company, its Subsidiaries and its shareholders.

4.2.5 All transactions involving Key Persons in a conflict of interest must be reported to CAI annually.

4.3.      RULES FOR DECISIONS INVOLVING TRANSACTIONS WITH RELATED PARTIES

4.3.1 Every Related Party Transaction or change to a Related Party Transaction must comply with the following general guidelines and:

(i)           be carried out under Market Conditions;

(ii)          have observed and complied with all the requirements of the internal policies and rules for contracting and other related policies established by the Company and its Subsidiaries;

(iii)         be previously approved by the Board of Directors or by the Company's Executive Committee, pursuant to the following provisions:

a.            It is incumbent upon the Company's Board of Directors to approve a transaction, or set of related transactions, except those listed in Section 4.3.2. below, involving Related Parties Transactions of the Company, or any of its Subsidiaries, (i) with an amount equal or superior to BRL 20,000,000.00 (twenty million Reais) or (ii) carried out with Key Persons; and

b.           It is incumbent upon the Company's Executive Committee (only the bylaws), as a collegiate body, to approve operations, or a set of related operations, except those listed in Clause 4.3.2 below, involving Transactions with Related Parties of the Company, or of any of its Subsidiaries, with amounts lower than BRL 20,000,000.00 (twenty million Reais).

(iv)        prior to its contracting or alteration, every Related Party Transaction subject to the approval of the Board of Directors pursuant to Clause 4.3.1. (iii) "a", must be informed to the Audit and Integrity Committee, via a technical note to be approved by the Compliance Department and by the Legal-Corporate, and to the Finance and Risk Management Committee ("Committees"), pursuant to clause 3.6.1., for these bodies:

a.            carry out their previous evaluation in order to define their recommendations regarding the respective Related Party Transaction, evaluating:

(1)  whether there are clearly reasonable grounds, from the point of view of the Company's business, for the Related Party Transaction to be carried out;

(2)  whether the transaction is carried out under Market Conditions;

(3)  whether or not a competitive process has been carried out for such hiring and its outcome; and

(4)  the pricing methodology used and other possible alternative forms of transaction pricing;

b.           inform the Company's management bodies responsible for approving the respective Related Party Transaction of any additional guidelines for the Related Party Transaction to comply with this Policy, considering the specific case; and

c.            make recommendations to the Company's Board of Directors regarding rejection or approval.

The information supplied to the Committees shall include:

(1)    the details of the transaction representing a Related Party Transaction, including the amounts (actual or estimated), rights and obligations involved;

(2)    the identification of the Related Parties involved, as well as of any other parties involved in the respective Related Party Transaction, including details on the type of existing relationship and interest of the Related Party in the transaction;

(3)    technical notes for the deliberation of the collegiate bodies responsible for the approval of the respective Related Party Transaction, accompanied by the documents that prove that the transaction meets or will meet the market conditions;

(4)    indication whether the Related Party Transaction should be publicly disclosed based on the rules applicable to the Company or not, including, but not limited to, the provisions of article 30, XXXIII, of CVM Instruction No. 480/2009, as amended;

(5)    indication whether the Related Party Transaction will not violate restrictions contained in the Company's agreements; and

(6)    indication of whether the Related Party Transaction will or may affect the independence of any independent director.

(v)         be disclosed by the Company and/or its Subsidiaries, in accordance with the laws and rules in force for such transactions, including in the respective financial statements, on SEC Form 20-F and CVM Reference Form, in any case, if required by the applicable rules; and

(vi)        when it constitutes a material fact or act, be disclosed in accordance with the relevant CVM and SEC regulations.

4.3.2.  Ordinary, operating and recurring transactions that are part of the Company's routine activities related, in particular, to the structure developed for distribution in the foreign market or transactions inherent in financial aspects (cash management, among others) and that require a short-term decision to close out the operation ("Ordinary Transactions"), are considered to be authorized by the Board of Directors: (1) purchase and sale of products, manufacturing and cost sharing between the Company and its Subsidiaries or between its Subsidiaries; (2) credit, loan and export prepayment financial transactions between the Company and its wholly-owned Subsidiaries or between its wholly-owned Subsidiaries; (3) provide guarantees to its wholly-owned subsidiaries with financial institutions for contracting financial transactions in compliance with applicable internal policies; and (4) the usual commercial transactions with Key Persons related to the purchase of BRF products, performed pursuant to BRF's internal policies.

4.3.2.1.          Financial transactions involving Subsidiaries that are not wholly owned, that is, those with minority shareholders, shall be submitted for resolution pursuant to Clause 4.3.1. above.

4.3.2.2.               Ordinary Transactions, although authorized by the Board of Directors, must be carried out in compliance with the guidelines established in Section 4.3.1. (i), (ii), (v) and (vi) and shall be reported quarterly to the Audit and Integrity Committee for evaluation.

4.4.      DISCLOSURE OBLIGATION

4.4.1. In order to ensure the transparency of the process for shareholders, investors and the market in general, and in compliance with applicable rules and laws, including Law 6404/76, CVM and SEC regulations, Related Party Transactions shall be disclosed by the Company in a clear and accurate manner, providing sufficient details to identify the Related Parties and any conditions essential or not strictly commutative inherent to such transactions, promoting adequate information to the Company's shareholders.

4.5.      PROHIBITED TRANSACTIONS

4.5.1 It is prohibited to perform Related Party Transactions that:

(i)           Have the granting of a loan as their object (a) to a shareholder(s) of the Company, (b) to a Close Family Member or company under Significant Influence or company under common control of shareholder(s); or (c) in favor of Key Persons of the Company's management or Close Family Member of Key Persons, as well as a company under Significant Influence or company under their Control;

(ii)          Have the granting of advance payments as their object (a) to shareholders holding more than 5% (five percent) of the Company's capital stock, (b) to a close family member or a company under Significant Influence or a company under common control of a shareholder holding more than 5% (five percent) of the Company's capital stock; or (c) in favor of Key person from the management of the Company or a Close Family Member of Key Persons, as well as a company under Significant Influence or a company under their control;

(iii)         Have the provision of services as their object with remuneration through the collection of a management fee;

(iv)        Have the contracting of services as their object, with a remuneration clause based on measures of the Company's economic or financial performance, such as revenue, operational cash generation (EBITDA), net income or market value, or that otherwise involve remuneration that is not justifiable or disproportionate in terms of value generation for the Company;

(v)         Has received a vote or an opinion to the contrary from all the independent members of the Board of Directors of the Company.

4.5.2. The participation of Key Persons from the management and any other employees of the Company or its Subsidiaries, in private or personal business that interferes or conflicts with the interests of the Company and/or its Subsidiaries, or that result from the use of confidential information obtained due to the exercise of the position or role they occupy in the Company or its Subsidiaries shall also be prohibited.

4.6.      RULES APPLICABLE TO POTENTIAL OR ACTUAL CONFLICTS OF INTEREST WITH RELATED PARTIES

4.6.1. The Key Person involved in the Related Party Transaction shall mention and inform the existence of the Conflict of Interest to the Compliance Office at the time of decision making, or to the member of the Audit and Integrity Committee present at the Board of Directors' meeting, as the case may be, describing the nature and extent of the respective transaction, which shall ensure the registration of the existence of this Related Party in BRF's registration system, as well as the approval flow established in this Policy.

4.6.2 Whenever the Key Person of the management of the Company or any of its Subsidiaries is in a potential or actual situation of Conflict of Interest in Transaction with Related Parties with the Company or its Subsidiaries, such Key Person shall cease to participate in the decision-making process involving the social operation, business or transaction, immediately manifesting its conflict of interest.

4.6.3. The absence of a voluntary response from a Key Person of the Company's management or of any of its Subsidiaries in relation to the existence of a Conflict of Interests shall be considered a violation to the principles of corporate governance and to this Policy, and this act shall be brought to the knowledge of the Audit and Integrity Committee of the Company, which shall decide on the convenience and recommendation, to the competent bodies of the Company's management, about the application of eventual penalties.

4.6.4. Without prejudice to the provisions above, any person may respond and report to BRF's Transparency Channel, to the Compliance Office or to the Audit and Integrity Committee about the existence of a Conflict of Interest involving a Key Person of the Company's management or of any of its Subsidiaries.

4.6.5. In the case of a Key Person who is a member of a collegiate body of the Company or of any of its Subsidiaries that will deliberate on a Related Party Transaction of its interest, the latter shall abstain from discussions on the subject and abstain from voting, as well as abstaining from responding to, influencing or interfering in any way in the respective decision-making process, under penalty of annulment of the decision.

4.6.6 If the matters discussed at a meeting of the collegiate body includes other matters that do not give rise to a Conflict of Interest Situation involving a Key Person, the respective Key Person may exclusively participate in the discussion and voting of the matter that does not give rise to a Conflict of Interest Situation.

4.6.7 The declaration of the existence of the Conflict of Interests and the subsequent abstention of the Key Person involved in the deliberation on the Related Party Transaction of interest shall be expressly recorded in the minutes of the respective meeting of the collegiate body.

4.7.      GENERAL PROVISIONS

4.7.1 All managers and the other Key Persons of the Company's management shall carry out the training to be made available by the Institutional, Legal and Compliance Vice-Presidency, as well as sign the term of agreement to this Policy at the time of training, stating that they have received, read and undertake to follow and respect this Policy.

4.7.2 The Key Persons of the management shall periodically inform the Company, by means of the completion of the Declaration of Related Party ("Declaration"), in the form of Annex I, list of individuals and legal entities that constitute Related Party of the Company, as defined in this Policy. The Key Persons of the management shall immediately update the Declaration whenever there is any change in the information previously presented.

4.7.3. The Company shall use the information contained in the Declaration for the sole and exclusive purpose of complying with this Policy, and may disclose (i) its content to a company of the Company's economic group covered by this Policy, its employees and representatives who need to know them for the purposes of complying with the provisions herein; (ii) data from the Declaration of a Related Party to the competent bodies to resolve on the Related Party Transaction. Notwithstanding the foregoing, the Company shall not disclose to third parties, in whole or in part, the Declaration except to meet legal requirements or when required by a court, court, arbitration or administrative tribunal, market regulatory body or governmental authority with jurisdiction for such.

4.7.4 Each issuer is exclusively responsible for the preparation of its respective Declaration, and the Company is not responsible for making any value judgment on its content.

4.8.      PENALTIES

4.8.1. Violations of this Policy shall be forwarded to the Audit and Integrity Committee, which will recommend to the Company's Board of Directors that any penalties be applied to those involved, as applicable, without prejudice to any penalties provided for in the applicable legislation and regulations. The Executive Committee or the Company's Board of Directors shall be responsible for approving the application of the applicable penalties, also alerting that certain conducts may constitute a crime, subjecting those responsible to the penalties provided for in the current legislation.

4.8.2 Among the penalties provided for in case of noncompliance with this Policy are warnings, suspensions, dismissals for just cause of the employees involved, termination or removal (or recommendation for dismissal) of managers, as applicable.

4.8.3 Before the imposition of any penalty by the competent bodies of the Company's management, according to the recommendation approved by the Audit and Integrity Committee, the right of defense shall be guaranteed to the respective employee or manager involved.

5. REFERENCE DOCUMENTS

- PC 28.1.005 - Política Corporativa de Conflito de Interesses / Conflict of Interests Corporate Policy / Política Corporativa de Conflicto de Intereses.

L- Law 6.404 of December 15, 1976.

- CVM Instruction no. 480/2009.

- Accounting Technical Pronouncement CPC No. 5, approved by the Securities and Exchange Commission through Resolution no. 642/2010.

- Accounting Technical Pronouncement CPC No. 36, approved by the Securities and Exchange Commission through Resolution No. 668/2011.

6. FINAL PROVISIONS

6.1 This Policy shall enter into force on the date of its approval by the Company's Board of Directors and may only be amended upon resolution and approval by the Company's Board of Directors.

6.2 The Audit and Integrity Committee may accept proposals for revision of the Policy, in accordance with statutory, legislative or regulatory changes to which the Company is subject, as well as to improve the corporate governance practices of its rules and procedures and will forward them for approval by the Company's Board of Directors. Any omissions shall be decided by the Management Board.

6.3 After approval by the Board of Directors, this Policy will be widely disclosed internally by the Company and its Subsidiaries, as well as will be made available to the regulatory bodies of the capital market (including the CVM, SEC, B3, and NYSE) and made available to shareholders, investors and the market in general, through its disclosure on the Company's Investor Relations website (http://ri.brf-global.com).

7. APPROVALS

PERSON RESPONSIBLE	AREA
Elaboration	Global Compliance Department and Legal Department
REVISION	Executive Committee and Advisory Committees of the Board of Directors
APPROVAL	Board of Directors

ANNEX I

DECLARATION OF RELATED PARTIES AND CONFLICT OF INTEREST

Introduction

In compliance with current national and international accounting standards, BRF S.A. ("BRF" or the "Company") must observe certain procedures for disclosure of transactions with Related Parties and, in turn, its managers and managers must observe the rules and procedures defined in the "Related Party Transactions Policy" (the "Policy"). Following the best governance practices, BRF's administrators and managers must declare, at least annually, if they are involved in a business or event that is characterized as a transaction with Related Parties, as well as provide information that enables the Company to identify the referred transactions.

Pursuant to CPC Technical Pronouncement 05 (R1) of the Accounting Pronouncements Committee ("CPC 05"), a Related Party transaction is a transfer of funds, services, rights or obligations between the Company (or any of its Subsidiaries, in Brazil or abroad) and a Related Party, regardless of whether a price is charged in return.

The concept of Related Parties is applied according to the criteria defined in CPC 05, approved by the Brazilian Securities and Exchange Commission (CVM), through Resolution No. 642/2010.

It should be noted that, prior to the conclusion of any transaction, signing of contracts or practice of management acts that constitute a transaction between Related Parties, the Vice President of Institutional Relations, Legal and Compliance of the Company must be consulted in order to verify the need to submit the said transaction to the prior approval of the Board of Directors or the Executive Committee, as defined in the Policy.

All BRF's transactions with Related Parties shall be subject to the provisions of the Policy, regardless of whether they are practiced in the normal course of the Company's business.

Noncompliance with the Policy may result in the application of the applicable disciplinary and legal measures.

DECLARATION OF RELATED PARTIES AND CONFLICT OF INTEREST

Through this instrument, Mr. _______________________________________ [NAME], ___________________________ [NATIONALITY], ____________________ [MARITAL STATUS], holder of identity card no._____________________________, registered under CPF no. __________________________________, with commercial address at ___________________________________________________________ [ADDRESS], functional code ___________________ (“ID”), as a member of the staff of BRF S.A., a publicly-held corporation headquartered in the City of Itajaí, State of Santa Catarina at Avenida Jorge Tzachel, nº 475, Fazenda, CEP 88.301-600, registered under CNPJ no. 01.838.723/0001-27 ("Company"), in the position of _______________________________________ [POSITION], hereby declares/informs:

I)         I have received a copy of BRF S.A.'s "Related Party Transaction Policy". ("Policy");

II)       I have read, fully understood the Policy and am in full compliance with its rules, committing myself to faithfully comply with them in all its activities, throughout the term of my contract or my professional relationship with BRF S.A. and its Subsidiaries (as defined in the Policy) and after the termination of my professional relationship with BRF S.A. and its Subsidiaries in the cases provided for in the Policy;

III)     I am aware that BRF will carry out consultations and surveys related to my name and/or the name of Close Members of my family, including societies in which I or Close Members of my family hold a stake, in order to verify the eventual existence of Related Party Transactions.

NOTE: ALL THE FOLLOWING FIELDS ARE MANDATORY.

IV) Close family members

Please list in the following table all of your Close Family Members, as below, regardless of whether they are in business with BRF:

(a) children and/or dependents;

(b) spouse or partner;

(c) children and/or dependents of the spouse or partner;

(d) father and mother;

(e) siblings;

(f) grandparents;

(e) grandchildren (if they have a shareholding interest).

NOTE: ADD MORE LINES IF NECESSARY

NOTE 2: IT IS NOT NECESSARY TO INCLUDE INFORMATION ON DECEASED PERSONS

Name	Relationship	CPF

V) Close family members working at BRF

Please state below whether any of the people above work for BRF or its Subsidiaries.

Name	Relationship	Position

If none of your Close Family Members work at BRF, please confirm below.

☐ No Close Member of my family works at BRF.

VI) Full or Shared Control

Please list in the table below all legal entities that you and/or your Close Family Members directly or indirectly control in Brazil or abroad.

"Control" is the power to directly or indirectly conduct of business and the financial and operating policies of a legal entity and to use this power to affect the value of its returns.

e.g. the declarant's child is a majority partner in a company, with the power to manage the company and guide its business.

e.g. the declarant has a shareholding in a company which, although not a majority shareholder, allows him/her to exercise de facto control over the management, such as the appointment of the majority of the administrators.

NOTE: ADD MORE LINES IF NECESSARY

Controlled Company	CNPJ or equivalent	Controlled by: (Insert your name or the name of the family member controlling the Legal Person)

(i) If any of the legal entities listed above controls another Legal Person, please list below:

Controlled Company	CNPJ or equivalent	Name of Parent Company

If you and/or your Close Family Members do not control any Legal Entity, please confirm below.

☐ I and/or close family members do not control any legal entities.

VII) Significant influence

Please list in the table below the legal entities (including BRF, if applicable) in which you and/or your Close Family Members, directly or indirectly, exercise Significant Influence, in Brazil or abroad.

"Significant Influence" is the power to participate in the financial and operating policy decisions of a legal entity, but without individual or joint control of those policies.

e.g. if you or a Close Family Member is a member of the Board of Directors of a company.

NOTE: ADD MORE LINES IF NECESSARY

Legal Entity	CNPJ or equivalent	Relationship (Insert your name or the name of the family member who has significant influence over the Legal Entity)	Role or position held at the Legal Entity

If you and/or your Close Family Members do not exercise a Significant Influence on any Legal Entity, please confirm below.

☐ I and/or close family members do not exercise significant influence over any Legal Entity.

VIII) Relationship with KPMG (Independent External Audit)

Please inform us if you and/or your close family members have any business relationship with KPMG or if you have provided services to KPMG in the last 12 months prior to the date of response to this questionnaire.

Describe the object of this relationship and the period of this contract in the table below.

NOTE: ADD MORE LINES IF NECESSARY

Name
Relationship (If applicable)
Object
Period	From MM/YYYY to MM/YYYY
Revenue
Balance of accounts receivable (if applicable)

☐  I and/or close family members have no business relationship with KPMG.

IX) Existence of Related Party Transactions

Please inform if any of the individuals or legal entities mentioned above have or had, this year, a legal relationship with BRF, either for the provision of services and/or acquisition or supply of materials or products*:

Corporate Name	Object of the Contract	Contract Term

* It is not necessary to inform purchases of BRF products in the market, BRF kits or BRF PET food

X) Conflict of Interest

Conflict of Interest is a situation in which there is an interference of the personal interests of an individual or a legal entity, directly or indirectly, in the decision making, judgment or performance of their professional roles in the Company. Such situations may be incompatible with the interests of the Company.

Please inform below if you become aware of any situation that poses a potential, actual or apparent conflict of interest, as defined in the Policy, related to you or another Key Person of the Company.

•        Real: a situation in which there is, in fact, a clear conflict of interest;

•        Potential: a situation that has not yet turned into a real or apparent conflict, but there is a possibility that a conflict may arise in the future; and

•        Apparent: an observer could deduce that a conflict of interest exists even if it does not exist in reality. The relationship can cause others to perceive it as a lack of impartiality.

If you have nothing to declare, please confirm below.

☐ I am not aware of any conflict of interest situations to report.

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[LEGIBLE NAME]

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